EXHIBIT 11.1



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                                                      EXHIBIT 11.1



                         AVON PRODUCTS, INC.
               COMPUTATION OF PRIMARY INCOME PER SHARE
                 (In millions, except per share data)


                                               Three months ended
                                                    March 31
                                               ------------------
                                               1996          1995
                                               ----          ----

Weighted average shares of common stock:

Weighted average shares outstanding during
  the period..............................   67.254        68.676
Common stock equivalents*.................       --            --
                                             ------        ------
Weighted average shares for primary income
  per share computation...................   67.254        68.676
                                             ======        ======

Net income................................   $ 37.7        $ 34.4
                                             ======        ======

Primary income per share..................   $  .56        $  .50
                                             ======        ======


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*Common stock equivalents are not reported because they result in less than three percent dilution.